Exhibit 3.6

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                           TEARDROP PROMOTIONS, INC.,
                             a Delaware corporation,
                           TOMMY ARMOUR GOLF COMPANY,
                             a Delaware corporation
                                       AND
                              RAM GOLF CORPORATION,
                             a Delaware corporation
                                      INTO
                             TEARDROP GOLF COMPANY,
                             a Delaware corporation

      It is hereby certified that:

      1. TearDrop Golf Company (the "Corporation") is a business corporation of the State of Delaware.

      2. The Corporation is the owner of all of the issued and outstanding shares of capital stock of TearDrop Promotions, Inc., a Delaware corporation, Tommy Armour Golf Company, a Delaware corporation, and Ram Golf Corporation, a Delaware corporation.

      3. On October 4, 1999, the Board of Directors of the Corporation adopted the following resolutions to merge each of TearDrop Promotions, Inc., Tommy Armour Golf Company and Ram Golf Corporation with and into the Corporation, with the Corporation being the surviving corporation to the merger:

            RESOLVED, that each of TearDrop Promotions, Inc., Tommy Armour Golf Company and Ram Golf Corporation be merged with and into the Corporation, and that all of the estate, property, rights, privileges, powers and franchises of each of TearDrop Promotions, Inc., Tommy Armour Golf Company and Ram Golf Corporation be vested in and held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by each of TearDrop Promotions, Inc., Tommy Armour Golf Company and Ram Golf Corporation in its respective names.

            RESOLVED, that the Corporation shall assume all of the obligations of each of TearDrop Promotions, Inc., Tommy Armour Golf Company and Ram Golf Corporation.

            RESOLVED, that the Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any
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other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

            RESOLVED, that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be upon filing.

Executed on this 8th day of October, 1999.

TEARDROP GOLF COMPANY


By: /s/ Rudy A. Slucker
    -------------------
Name: Rudy A. Slucker
Title: President